Exhibit 10.1

Revised Appendix A

Amendment to 2016 Performance Share Agreement

Name of Participant: [name]

Number of Performance Shares: The number of Performance Shares that are earned based on results achieved during the Performance Period (as defined in the 2016 Performance Share Agreement) is determined by multiplying the Target Number of Performance Shares (as defined in the 2016 Performance Share Agreement) by the Payout Percentage determined under the Performance Goal Table set forth below based on the Company’s “Stock Price” (as defined below):

Performance Goal Table

	Stock Price (per share)	Payout Percentage
Threshold	$700	50%
Target	$800	100%
	$900	200%
	$1,000	300%

For the avoidance of doubt, no Performance Shares will be earned under the table set forth above if the Stock Price during the Performance Period is less than $700, and no more than 300% of the Target Number of Performance Shares will be earned under the table set forth above if the Stock Price is more than $1,000.

Straight-line interpolation shall be used to determine the Payout Percentage when the Stock Price performance is between two stated levels in this table. For example, if the highest Stock Price during the Performance Period is $850, the Payout Percentage is 150%, which is the midpoint between the Payout Percentage at $800 per share and $900 per share. Performance Shares that are earned under this Appendix A shall only be issued to the Participant to the extent that the continued employment conditions set forth in the 2016 Performance Share Agreement have been satisfied.

For purposes of the Performance Goal Table under this Revised Appendix A, the Company’s “Stock Price” shall be equal to the highest rolling average (i.e., the arithmetic mean) of the closing prices of a share of Common Stock for any period of sixty (60) consecutive trading days during the Performance Period. Any day that is not a trading day on the New York Stock Exchange shall be disregarded when determining the Stock Price.

Notwithstanding anything to the contrary in this Revised Appendix A, if the rolling average (i.e., the arithmetic mean) of the closing prices of a share of Common Stock for the last sixty (60) consecutive trading days of the Performance Period (disregarding any day that is not a trading day on the New York Stock Exchange) is below $650, then the number of earned Performance Shares shall not be greater than at Target irrespective of whether a higher Stock Price was achieved earlier during the Performance Period.

The Target Number of Performance Shares under this Agreement and Stock Price dollar amounts designated in the Performance Goal Table shall be adjusted to prevent the enlargement or dilution of rights under this Award Agreement due to any increase or decrease in issued shares of the Company’s Common Stock without consideration consistent with the terms of the Plan.

By signing below, I agree to that this Revised Appendix A shall amend and replace in its entirety the Appendix A that previously applied under my 2016 Performance Share Agreement, which was granted to me by the Committee on 2/3/16.

Date:
Participant

Accepted:

Date:
By: Neil Flanzraich
Chair, Compensation Committee of the Board of Directors

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